Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Senior Executive Vice President	Senior Executive Vice President
	Chief Information Officer	Chief Financial Officer
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION INCREASES DIVIDEND

TUPELO, MISSISSIPPI (May 17, 2005) –At its monthly meeting on Tuesday, May 17, 2005, the board of directors of Renasant Corporation (NASDAQ: RNST) approved the payment of a quarterly cash dividend of twenty-two cents ($.22) per share to be paid July 1, 2005, to shareholders of record June 17, 2005 . This action boosts the cash dividend from the current annual rate of $0.84 per share to $0.88 per share and marks the 18th consecutive year of dividend increases.

ABOUT RENASANT CORPORATION

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance, Inc. The Company has assets in excess of $2.3 billion and operates 59 banking and insurance offices in 36 cities in Mississippi, Tennessee and Alabama.